Broadcast 3DTV, Inc.

1020 Hollywood Way, Suite 120

Burbank, California 91505

United States Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

Tuesday, October 13th, 2015

Reference: Request for Qualification for

       Broadcast 3DTV, Inc.

                      Regulation A Plus Tier One Offering Statement on SEC Form 1-A

Dear Ms. Emily C. Drazan & Mr. Larry Spirgel

Broadcast 3DTV, Inc. (the “Issuer”) hereby respectfully requests acceleration of the qualification of the above-referenced Offering Statement to 2:00 PM Washington, DC time on Friday, October 30th, 2015, or as soon thereafter as possible. Please email or fax a copy of the written order from the Securities and Exchange Commission (the “Commission”) verifying the qualification time and date of the Offering Statement to the undersigned at DZ@B3DTV.COM. Mr. Dean Zanetos direct line is (818) 568-6747.

On behalf of the Issuer, the undersigned acknowledges that the disclosure in the Offering Statement is the responsibility of the Issuer.

1.

Should the Commission or the Staff, acting pursuant to delegated authority, declare the filing of the Offering Statement qualified, it does not foreclose the Commission from taking any action with respect to the filing;

2.

The action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the filing qualified, does not relieve the Issuer from its full responsibility for the adequacy of the disclosure in the filing; and

3.

The Issuer may not assert staff comments and the declaration of qualification as a defense in any proceeding initiated by the Commission or any person under the Federal Securities Laws of the United States of America.

If you have any questions or comments regarding the foregoing, please do not hesitate to contact me at any time.

Sincerely,

Mr. Dean Zanetos

Chairman

Broadcast 3DTV, Inc.

Email: DZ@B3DTV.com

Phone: (818) 568-6747